Exhibit 99.1

STONE ENERGY CORPORATION

Announces Agreement Extensions

LAFAYETTE, LA. December 9, 2016

Stone Energy Corporation (NYSE: SGY) (“Stone”) and certain of its subsidiaries (collectively, the “Company”), today announced extensions to a restructuring support agreement, a purchase and sale agreement and a credit agreement.

Fourth Amendment to Restructuring Support Agreement

On October 20, 2016, Stone and certain of its subsidiaries entered into a restructuring support agreement, as amended on November 4, 2016, November 9, 2016, and November 15, 2016 (the “RSA”), with certain (i) holders of the Company’s 1  3⁄4% Senior Convertible Notes due 2017 (the “Convertible Notes”) and (ii) holders of the Company’s 7  1⁄2% Senior Notes due 2022 (together with the Convertible Notes, the “Notes” and the holders thereof, the “Noteholders”), to support a restructuring on the terms of a pre-packaged plan of reorganization as described therein (the “Plan”). On December 9, 2016, the Company and the Noteholders entered into a fourth amendment to the RSA (the “Fourth RSA Amendment”) pursuant to which the requirement to commence the chapter 11 cases will be extended from December 9, 2016 to December 13, 2016.

First Amendment to Purchase and Sale Agreement

On October 20, 2016, the Company entered into a purchase and sale agreement (the “PSA”) with TH Exploration III, LLC, an affiliate of Tug Hill, Inc. (“Tug Hill”). Pursuant to the terms of the PSA, Stone agreed to sell approximately 86,000 net acres in the Appalachia regions of Pennsylvania and West Virginia (the “Properties”) to Tug Hill for $360 million in cash, subject to customary purchase price adjustments. On December 9, 2016, Tug Hill and Stone entered into a first amendment to the PSA (the “First PSA Amendment”) pursuant to which the requirement to commence the chapter 11 cases will be extended from December 9, 2016 to December 14, 2016.

Fourth Amendment to Credit Agreement

On December 9, 2016, Stone entered into Amendment No. 4 (the “Fourth Credit Agreement Amendment”) to the Fourth Amended and Restated Credit Agreement dated as of June 24, 2014 (as amended, the “Credit Agreement”) among Stone, certain of Stone’s subsidiaries, as guarantors, and the financial institutions party thereto. The Fourth Credit Agreement Amendment amends the Credit Agreement to modify the anti-hoarding cash provisions therein, which become effective as of December 10, 2016.

Additional Information

The foregoing descriptions of the Fourth RSA Amendment, the First PSA Amendment and the Fourth Credit Agreement Amendment are qualified by reference to the full text of such amendments, copies of which are included as exhibits to Stone’s Current Report on Form 8-K filed today.

The information contained in this Press Release is for informational purposes only and does not constitute an offer to buy, nor a solicitation of an offer to sell, any securities of the Company, nor does it constitute a solicitation of consent from any persons with respect to the transactions contemplated hereby. While

Stone expects the restructuring will take place in accordance with the Plan, there can be no assurance that the Company will be successful in completing a restructuring. Securityholders are urged to read the disclosure materials, including the disclosure statement, if and when they become available because they will contain important information regarding the restructuring. A copy of the disclosure statement was attached as Exhibit 99.1 to Stone’s Current Report on Form 8-K dated November 17, 2016.

Stone is an independent oil and natural gas exploration and production company headquartered in Lafayette, Louisiana with additional offices in New Orleans, Houston and Morgantown, West Virginia. Stone is engaged in the acquisition, exploration, development and production of properties in the Gulf of Mexico and Appalachian basins.

Forward Looking Statements

Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include, but are not limited to, the ability to consummate the sale of the Properties as contemplated by the PSA; the ability to confirm and consummate a plan of reorganization in accordance with the terms of the Plan; risks attendant to the bankruptcy process, including the effects thereof on the Company’s business and on the interests of various constituents, the length of time that the Company might be required to operate in bankruptcy and the continued availability of operating capital during the pendency of such proceedings; risks associated with third party motions in any bankruptcy case, which may interfere with the ability to confirm and consummate a plan of reorganization in accordance with the terms of the Plan; potential adverse effects on the Company’s liquidity or results of operations; increased costs to execute the reorganization in accordance with the terms of the Plan; effects on the market price of the Company’s common stock and on the Company’s ability to access the capital markets; and the risk factors and known trends and uncertainties as described in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as filed with the Securities and Exchange Commission. For a more detailed discussion of risk factors, please see Part I, Item 1A, “Risk Factors” of the Company’s most recent Annual Report on Form 10-K and Part II, Item 1A of the Company’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2016, June 30, 2016 and September 30, 2016, respectively. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, the Company’s actual results and plans could differ materially from those expressed in the forward-looking statements.

Contact:

Jennifer E. Mercer

Epiq Strategic Communications for Stone Energy

310-712-6215

jmercer@epiqsystems.com